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Exhibit 10.57

Form of
Boston Scientific Corporation
2003 Long-Term Incentive Plan
Deferred Stock Unit Award Agreement
February 28, 2006

BOSTON SCIENTIFIC CORPORATION

BOSTON SCIENTIFIC CORPORATION
INTENT TO GRANT
DEFERRED STOCK UNIT AWARD AGREEMENT

        This Agreement, dated as of the 28th day of February, 2006 (the "Grant Date"), is between Boston Scientific Corporation, a Delaware corporation (the "Company"), and James R. Tobin the "Participant", an employee of the Company or any of its affiliates or subsidiaries. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Company's Long-Term Incentive Plan set forth on the Signature Page of this Agreement (the "Plan").

        1.    Grant and Acceptance of Award.    The Company hereby indicates its intent to award to the Participant that number of Deferred Stock Units set forth on the Signature Page of this Agreement (the "Unit"), each Unit representing the Company's commitment to issue to Participant one share of the Company's common stock, par value $.01 per share (the "Stock"), subject to certain vesting and other conditions set forth herein. The award is intended to be granted pursuant to and is subject to the terms and conditions of this Agreement and the provisions of the Plan.

        2.    Vesting Conditions upon Award of Units.    Participant hereby acknowledges the intent of the Company to award Units subject to certain vesting and other conditions set forth herein. Participant further acknowledges that the Committee shall have sole discretion to adjust the vesting conditions, including the prescribed share prices set forth on the Signature Page to this Agreement, in the event of the closing of the proposed transaction with Guidant Corporation.

        3.    Satisfaction of Conditions.    Except as otherwise provided in Section 5 hereof (relating to death of the Participant), Section 6 hereof (relating to Disability of the Participant), Section 7 (relating to termination of employment of Participant without Cause) and Section 9 hereof (relating to Change in Control of the Company), the Company intends to issue shares of Stock hereunder upon vesting of Units in accordance to the vesting conditions set forth on the Signature Page of this Agreement. The issuance of shares of Stock with respect to vested Units may be deferred to a later date as elected by Participant irrevocably in writing no later than six months prior to a Measurement Date. For purposes hereof, Measurement Date shall include the Participant's death, Disability, termination of the Participant's employment by the Company without Cause, December 31, 2008 and December 31, 2009. Any shares of Stock to be issued to Participant on account of termination of employment for reasons other than death or Disability shall be issued in the seventh month after the Participant's termination of employment. No shares of Stock shall be issued to Participant prior to the date on which the Units vest.

        4.    Participant's Rights in Stock.    The shares of Stock if and when issued hereunder shall be registered in the name of the Participant and evidenced in the manner as the Company may determine. During the period prior to the issuance of Stock, the Participant will have no rights of a stockholder of the Company with respect to the Stock, including no right to receive dividends or vote the shares of Stock.

        5.    Death.    Upon the death of the Participant while employed by the Company and its affiliates or subsidiaries, vesting of Units shall be determined in accordance with the chart set forth on the Signature Page of this Agreement but based on the highest share price that has been sustained for a period of at least 20 consecutive trading days during the six-month period preceding the Participant's death. Share price shall be based on the composite closing price on the New York Stock Exchange as reported in The Wall Street Journal. The Company shall issue to the beneficiary of the Participant as set forth under the provisions of the Company's program of life insurance for employees a number of shares of Stock equal to the aggregate number of vested Units as soon as practicable. Any Units that remain subject to vesting conditions after application of the special vesting provision of this Section 7 shall be void and no shares shall be issued.

        6.    Disability.    In the event of the Participant's Disability and after the Participant has received benefits under the Company's long-term disability program for at least three months, vesting of Units shall be determined in accordance with the chart set forth on the Signature Page of this Agreement but based on the highest share price that has been sustained for a period of at least 20 consecutive trading days during the six-month period preceding the Participant's Disability. Share price shall be based on the composite closing price on the New York Stock Exchange as reported in The Wall Street Journal. The Company shall issue to Participant a number of shares of Stock equal to the aggregate number of vested Units as soon as practicable. Any Units that remain subject to vesting conditions after application of the special vesting provision of this Section 7 shall be void and no shares shall be issued.

        7.    Termination of Employment by Company Without Cause.    If the employment of the Participant with the Company and its affiliates or subsidiaries is terminated by the Company without Cause, vesting of Units shall be determined in accordance with the chart set forth on the Signature Page of this Agreement but based on the highest share price that has been sustained for a period of at least 20 consecutive trading days during the six-month period preceding such termination of employment. Share price shall be based on the composite closing price on the New York Stock Exchange as reported in The Wall Street Journal. The Company shall issue to Participant a number of shares of Stock equal to the aggregate number of vested Units in accordance with the provisions of Section 3. Any Units that remain subject to vesting conditions after application of the special vesting provision of this Section 7 shall be void and no shares shall be issued. For purposes hereof, "Cause" shall mean (i) conduct by Participant constituting a material act of misconduct in connection with the performance of his duties; (ii) criminal or civil conviction of a Participant, a plea of nolo contendere by Participant or conduct by Participant that would reasonably be expected to result in injury to the reputation of the Company if he were retained in his position with the Company, or (iii) non-performance by Participant of his duties (other than by reason of Participant's physical or mental illness, incapacity or Disability) which has continued for more than 30 days following written notice of such non-performance.

        8.    Other Termination of Employment—Vesting Conditions.    If the employment of the Participant with the Company and its affiliates or subsidiaries is terminated by the Company for Cause or Participant separates from the Company and its affiliates or subsidiaries by reason of Retirement or for any reason other than death or Disability, any Units that remain subject to vesting conditions shall be void and no Stock shall be issued. Eligibility to be issued shares of Stock is conditioned on Participant's continuous employment with the Company through and on the vesting dates as set forth on the Signature Page of this Agreement and attainment of prescribed share price levels.

        9.    Change in Control of the Company.    In the event of an acquisition, consolidation or merger of the Company that constitutes a Change in Control prior to December 31, 2009, vesting of Units shall be determined in accordance with the chart set forth on the Signature Page of this Agreement but based on the share price of the Stock or other consideration to be received by the Company's shareholders in connection with such acquisition, consolidation or merger. Any Units that remain subject to vesting conditions after application of the preceding sentence shall be void and no Stock shall be issued. The Company shall issue to a Participant a number of shares of Stock equal to the aggregate number of vested Units immediately before the closing of such acquisition, consolidation or merger.

        10.    Consideration for Stock.    The shares of Stock are intended to be issued for no cash consideration.

        11.    Delivery of Stock.    The Company shall not be obligated to deliver any shares of Stock to be awarded hereunder until (i) all federal and state laws and regulations as the Company may deem applicable have been complied with; (ii) the shares have been listed or authorized for listing upon official notice to the New York Stock Exchange, Inc. or have otherwise been accorded trading privileges; and (iii) all other legal matters in connection with the issuance and delivery of the shares have been approved by the Company's legal department.

        12.    Tax Withholding.    The Participant shall be responsible for the payment of any taxes of any kind required by any national or local law to be paid with respect to the Units or the shares of Stock to be awarded hereunder, including, without limitation, the payment of any applicable withholding, income, social and similar taxes or obligations. Except as otherwise provided in this Section, upon the issuance of Stock or the satisfaction of any vesting condition with respect to the Stock to be issued hereunder, the Company shall hold back from the total number of shares of Stock to be delivered to the Participant, and shall cause to be transferred to the Company, whole shares of Stock having a Fair Market Value on the date the shares are subject to issuance an amount as nearly as possible equal to (rounded to the next whole share) the Company's withholding, income, social and similar tax obligations with respect to the Stock. To the extent of the Fair Market Value of the withheld shares, Participant shall be deemed to have satisfied Participant's responsibility under this Section 11 to pay these obligations. The Participant shall satisfy Participant's responsibility to pay any other withholding, income, social or similar tax obligations with respect to the Stock, and (subject to such rules as the Committee may prescribe) may satisfy Participant's responsibility to pay the tax obligations described in the immediately preceding sentence, by so indicating to the Company in writing at least thirty (30) days prior to the date the shares of Stock are subject to issuance and paying the amount of these tax obligations in cash to the Company within ten (10) business days following the date the Units vest or by making other arrangements satisfactory to the Committee for payment of these obligations. In no event shall whole shares be withheld by or delivered to the Company in satisfaction of tax withholding requirements in excess of the maximum statutory tax withholding required by law. The Participant agrees to indemnify the Company against any and all liabilities, damages, costs and expenses that the Company may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any taxes. The obligations of the Company under this Agreement and the Plan shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

        13.    Investment Intent.    The Participant acknowledges that the acquisition of the Stock to be issued hereunder is for investment purposes without a view to distribution thereof.

        14.    Limits on Transferability.    Until the vesting conditions of this award have been satisfied and shares of Stock have been issued in accordance with the terms of this Agreement or by action of the Committee, the Units awarded hereunder are not transferable and shall not be sold, transferred, assigned, pledged, gifted, hypothecated or otherwise disposed of or encumbered by the Participant. Transfers of shares of Stock by the Participant are subject to the Company's Stock Trading Policy.

        15.    Award Subject to the Plan.    The award to be made pursuant to this Agreement is made subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and conditions of the Plan will govern and prevail. However, no amendment of the Plan after the date hereof may adversely alter or impair the issuance of the Stock to be made pursuant to this Agreement.

        16.    No Rights to Continued Employment.    The Company's intent to grant the shares of Stock hereunder shall not confer upon the Participant any right to continued employment or other association with the Company or any of its affiliates or subsidiaries; and this Agreement shall not be construed in any way to limit the right of the Company or any of its subsidiaries or affiliates to terminate the employment or other association of the Participant with the Company or to change the terms of such employment or association at any time.

        17.    Legal Notices.    Any legal notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at the principle executive offices of the Company and to the

Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

        18.    Governing Law.    The interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts (without regard to the conflict of laws principles thereof) and applicable federal laws.

        19.    Headings.    The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

        20.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to the one and the same instrument.

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SIGNATURE PAGE

PLAN: 2003 LONG-TERM INCENTIVE PLAN
Number of Deferred Stock Units: 2,000,000

Vesting Schedule:

        Up to 50% (1,000,000) Units vest on December 31, 2008 subject to attainment of share price levels shown on the following chart for a period of at least 20 consecutive trading days during the six-month period prior to December 31, 2008. Share price shall be based on the composite closing price on the New York Stock Exchange as reported in The Wall Street Journal.

        Up to 50% (1,000,000) Units vest on December 31, 2009 subject to attainment of share price levels shown on the following chart for a period of at least 20 consecutive trading days during the six-month period prior to December 31, 2009. Share price shall be based on the composite closing price on the New York Stock Exchange as reported in The Wall Street Journal.

        Units that have not vested on December 31, 2008 may vest on December 31, 2009 based on attainment of share price levels during the six-month period prior to December 31, 2009, subject to the same standards set forth herein.

        Units that have not vested on December 31, 2009 shall be void and no Stock shall be issued.

        Vesting is further conditioned on Participant's continuous employment with the Company through and on each vesting date set forth above.

Share Price Performance and Unit Vesting
		Units Earned
Share Price Performance	% of Units that Vest	December 31, 2008	December 31, 2009	Total Units Vested
$75 and above	100%	1,000,000	1,000,000	2,000,000
$60	80%	800,000	800,000	1,600,000
$50	60%	600,000	600,000	1,200,000
$40	40%	400,000	400,000	800,000
$35	20%	200,000	200,000	400,000
Below $35	0%	0	0	0

        IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant have executed and delivered this Agreement as a sealed instrument as of the date and year first above written.

BOSTON SCIENTIFIC CORPORATION
By:
Title
James R. Tobin, Participant

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  Exhibit 10.57